EXHIBIT 1

JOINT FILING AGREEMENT

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of Partner Communications Company Ltd. is being filed on behalf of each of us.

February 17, 2013
Itshak Sharon (Tshuva) /s/ Itshak Sharon (Tshuva) ____________________________ By: Itshak Sharon (Tshuva)

Delek Group Ltd. /s/ Leora Pratt Levin ____________________________ By: Leora Pratt Levin* Title: V.P. Legal Affairs

/s/ Gabi Last ____________________________ By: Gabi Last* Title: Chairman

The Phoenix Holding Ltd. /s/ Gady Greenstein ____________________________ By: Gady Greenstein** Title: Chief Investment Officer

/s/ Orly Kronman-Dagan ____________________________ By: Orly Kronman-Dagan** Title: Legal Counsel and Company Secretary

* Duly authorized by resolution of the Board of Directors of Delek Group Ltd. dated November 25, 2009.

** Duly authorized by resolution of the Board of Directors of the Phoenix Holding Ltd. dated December 6, 2010.